Exhibit (d)(2)

AGREEMENT FOR DISCLOSURE OF CONFIDENTIAL INFORMATION FROM ITEOS THERAPEUTICS INC.

This Agreement For the Disclosure of Confidential Information from iTeos (“Agreement”) is made as of the 10th day of June, 2025 (“Effective Date”), by and between iTeos Therapeutics Inc., having a place of business at 321 Arsenal St., Watertown, MA 02472 and its Affiliates (collectively hereinafter referred to as “ITEOS“), and Tang Capital Management, LLC having a place of business at 4747 Executive Drive, Suite 210, San Diego, CA 92121 (hereinafter referred to as “Recipient”), each a “Party” and collectively, the “Parties”.

1.	Purpose
ITEOS and Recipient wish to discuss a possible business relationship between the parties related to the Purpose as defined below. In connection with the Purpose, ITEOS may disclose or make available to Recipient certain Confidential Information of ITEOS which Recipient agrees to treat as confidential according to the terms and conditions hereunder.

2.	Definitions
(a)
“Affiliates” means, with respect to a Party, any other entity or entity that directly or indirectly controls, is controlled by, or is under common control with the Party, wherein “control” means (a) direct or indirect ownership of more than fifty percent (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting rights or equity in the Party or the person or entity (as the case may be), or (b) possession of the power to direct or cause the direction of the management and policies of the Party or the person or entity (as the case may be), whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, Tang Capital Management, LLC’s Affiliates include, but are not limited to, Tang Capital Partners, LP and Concentra Biosciences, LLC, a wholly owned subsidiary of Tang Capital Partners, LP.

(b)
“Confidential Information” means all information and materials of a confidential, secret or proprietary nature disclosed by or on behalf of ITEOS to Recipient either directly or indirectly, in writing, orally or by inspection of tangible objects, including, but not limited to, proprietary or confidential information, documentation or other material whatsoever regarding incorporation, business plan, targets and research programs, clinical trials, business model and strategy, financing and funding, including but not limited to processes, trade secrets, methods, assets, analytical methods, procedures and techniques, procedures manuals, models of documents, personnel data, performance data, computer technical expertise and software. Confidential Information may also include information obtained by ITEOS from its collaborators, customers, suppliers, vendors or other third parties who have entrusted their confidential information to the ITEOS. The term “Confidential Information” shall include, without limitation, all notes, analyses, compilations, studies, interpretations, oral discussions or other documents prepared by Recipient or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to Recipient or its Representatives pursuant hereto. “Confidential Information” shall also include the fact that discussions or negotiations are taking place concerning the Purpose, as well as the terms, conditions and other known facts with respect to the Purpose, including the status thereof and the fact that the Confidential Information has been made available.

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(c)	“Purpose“ means discussions related to a potential negotiated acquisition of or investment in ITEOS by Recipient.

3.	Confidentiality and Non-Use Obligations of Parties; Additional Covenants
In consideration of ITEOS’s disclosure of Confidential Information, Recipient shall:
(a)
keep absolutely secret and confidential, and not disclose to any third party any Confidential Information, except to any of its or its Affiliates’ employees, consultants or legal advisors (“Representatives”) who have a specific need to know such information in order to advise Recipient for the Purpose and who are bound by written or professional obligations of confidentiality and restrictions on use at least as stringent as those set forth in this Agreement; and

(b)	use the Confidential Information exclusively for the Purpose and for no other use or purpose; and

(c)	inform all Representatives who have access to Confidential Information of the confidential nature thereof; and

(d)	be responsible for the actions and inactions of all Representatives who have access to Confidential Information as if those actions and inactions were of Recipient.

ITEOS shall be under no obligation to disclose any Confidential Information under this Agreement.

Without the prior written consent of ITEOS, Recipient agrees that it will not, and will cause its Representatives acting on its behalf not to, directly or indirectly (x) offer to or enter into any agreement, arrangement or understanding, or engage in any communications or discussions with any third party or person (including any debt or equity financing source, joint bidder, or co-investor including any of Recipient’s limited partners, if applicable) regarding a possible transaction involving ITEOS (nor will Recipient disclose any Confidential Information to any such person), or (y) enter into any agreement, arrangement or other understanding with any potential financing source that such financing source will not provide financing or financial advisory services to any other person, or cause any such financing source to agree that it will not provide financing or financial advisory services to any other person, in each case with respect to the Purpose or any potential alternative thereto; provided, Recipient’s financing sources and financial advisors may establish a “tree” system whereby separate groups or “trees” will be formed and dedicated to Recipient, and each other party, respectively, involved in the Purpose.

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Neither Recipient nor any of its Affiliates that receive Confidential Information, nor any of its or such Affiliates’ other Representatives to the extent acting on behalf of Recipient or such Affiliates, shall, directly or indirectly, initiate or maintain contacts (except for those contacts made in the ordinary course of business unrelated to the Purpose) with any director, officer, employee, agent, representative, customer, competitor or supplier of ITEOS (or other person engaged in a commercial relationship with ITEOS) regarding ITEOS’ business, operations, prospects or finances, except with the express permission of ITEOS. Unless otherwise agreed to in writing by ITEOS, all communications regarding the Purpose, requests for additional information, requests for facility tours or management meetings and discussions or questions regarding procedures, will be submitted or directed to Matthew Gall (matthew.gall@iteostherapeutics.com) or such other individual as ITEOS may identify in writing to Recipient as an approved contact for such purposes.

4.	Exceptions to Confidentiality
The confidentiality and non-use obligations contained in Section 3 shall not apply to any part of the Confidential Information which Recipient can demonstrate:
(a)	was known by Recipient or generally available to the public prior to the date of disclosure; or

(b)	subsequent to disclosure by ITEOS hereunder enters the public domain through no fault of Recipient; or

(c)	is obtained by Recipient, free of any obligations of confidentiality, from a third party who has a lawful right to disclose it; or

(d)	is independently developed by Recipient without the benefit of Confidential Information of ITEOS supplied, as evidenced by Recipient’s contemporaneous written records or other competent evidence.

Confidential Information disclosed under this Agreement shall not fall under this Section 4 as an exception to confidentiality merely because it is embraced by more general information in the public domain.

5.	Disclosures required by law
Recipient may disclose Confidential Information if required by law, regulation or any competent judicial supervisory or regulatory body, provided, however, that Recipient shall, where possible, provide advance written notice of such requirement, or otherwise prompt written notice thereof to ITEOS so that it may seek a protective order. Recipient may then only disclose the minimum amount of Confidential Information that, in the opinion of its legal counsel, it is required to be disclosed.

6.	Term
The term of the Agreement shall be two (2) years from the Effective Date. Either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party. Notwithstanding the foregoing, (i) Recipient’s confidentiality and non-use obligations shall survive for an additional five (5) years from the date of expiration or termination of this Agreement, and (ii) Recipient’s obligations with respect to any other covenant containing a specific time period shall continue for the time period set forth therein.

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7.	Return of Confidential Information
Upon request from ITEOS, Recipient shall promptly return or destroy all tangible Confidential Information and all copies and extracts thereof, provided, however, that Recipient may retain one (1) copy of Confidential Information in tangible form in its legal files to ensure compliance with its obligations under this Agreement.

8.	No Representations or Warranties
ITEOS does not make, and expressly disclaims, any representation or warranty with respect to the Confidential Information, including, without limitation, any warranty of merchantability, fitness for a particular purpose or non-infringement or as to the accuracy or completeness of the Confidential Information and is provided “as is”. Accordingly, neither ITEOS nor any Affiliate thereof shall have any liability with respect to the Confidential Information or any use thereof by Recipient.

9.	Entire Agreement
This Agreement sets forth all promises and understanding between the Parties as to the subject matter hereof, superseding any and all prior understandings and agreements. Any amendments to this Agreement shall be made in writing and shall only become effective upon signing by both Parties. This Agreement may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument. This Agreement shall not be construed as to create any obligation of either Party to disclose any information.

10.	No licenses granted by this Agreement
All Confidential Information will remain the sole property of ITEOS. This Agreement shall not be construed as granting to Recipient, either expressly or implied, any right or license to the Confidential Information other than the limited right to use the Confidential Information during the Term for the Purpose.

11.	No obligation for further negotiations
Nothing in this Agreement shall compel the Parties to negotiate or enter into any further agreements. Nothing in this Agreement is intended or shall be construed so as to establish a partnership or joint venture between the Parties hereto and neither Party hereto shall have the authority (actual or apparent) to bind the other Party hereto. The Recipient agrees that ITEOS has the right to cease negotiations with the Recipient with respect to the Purpose at any time and for any reason without liability therefor. Recipient further understands and agrees that ITEOS and its Representatives are free to conduct any process for any transaction involving ITEOS, if and as they in their sole discretion determine (including negotiating with any other interested parties and entering into a definitive agreement, exclusivity agreement or other arrangement without prior notice to Recipient or any other person) and that any procedures relating to such process or transaction may be changed at any time without notice to Recipient or any other person.

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12.	Material Nonpublic Information
Recipient acknowledges that ITEOS is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Recipient further acknowledges that the Confidential Information disclosed by ITEOS under this Agreement may constitute material nonpublic information (“MNPI”) within the meaning of the Exchange Act, and that trading in the stock of ITEOS on the basis of such MNPI is prohibited under applicable federal and state securities laws. Without limiting the restrictions of this Agreement in any matter, Recipient shall not use any of the Confidential Information disclosed by ITEOS under this Agreement in violation of any federal or state securities laws. Violation of these laws may result in severe civil and criminal penalties. Recipient shall maintain the confidentiality of all MNPI and shall not disclose it to any unauthorized parties. Recipient represents and warrants to ITEOS that, as of the date hereof, Recipient does not beneficially own any securities of ITEOS, other than those securities disclosed on its Schedule 13G filed with the Securities and Exchange Commission on May 15, 2025.

13.	Data Protection Laws
(a)
Recipient acknowledges that for the purposes of applicable data protection laws, including, without limitation, the General Data Protection Regulation (‘GDPR’), it is a ‘controller’ as defined by the GDPR.

(b)	Recipient shall comply with its obligations under the GDPR, including, but not limited to:
(i)	Obtaining all necessary consents or establishing such other legal basis as may be required under the GDPR to enable the processing of Personal Data for the purposes of the Agreement;

(ii)	Providing all necessary transparency information as may be required under the GDPR for the performance of the Agreement; and

(iii)
Complying with the principles and all other applicable requirements of the GDPR (including in relation to data transfers) in relation to all Personal Data processed in the performance of the Agreement.

(c)	Breach of this Section shall be deemed a material breach of the terms of the Agreement.

(d)
For purposes of this Section, “Personal Data” means any data related to an identified or identifiable individual in accordance with any applicable laws on data protection, including without limitation, the GDPR, which ITEOS makes available to Recipient. For the avoidance of doubt, Personal Data includes: (i) any data or information subject to any data privacy laws applicable to the processing under the Agreement; (ii) any non-public personal data, such as national identification number, passport number, social security number, driver’s license number; (iii) any health or medical information, such as insurance information, medical prognosis or treatment, diagnosis information or genetic information; including coded clinical trial patient data; (iv) any financial personal information, such as a policy number, credit card number and/or bank account number; and/or (v) sensitive personal data, such as mother’s maiden name, race, religion, marital status, disability, information making up a personality profile, trade union memberships or sexuality.

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(e)	ITEOS shall obtain appropriate consents or provide sufficient privacy notices or equivalent, as applicable, to any individuals whose Personal Data is made available to Recipient.

14.	Governing law
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

15.	Injunctive relief
The Parties acknowledge and agree that money damages may not be a sufficient remedy for any breach of the confidentiality and non-use obligations under this Agreement and that ITEOS shall be entitled to seek injunctive relief as a remedy for any such breach by RECIPIENT. Such remedy will not be deemed the exclusive remedy for a breach of RECIPIENT’S obligations under this Agreement, but will be in addition to all other available legal and equitable remedies.

16.	Miscellaneous
Except to the extent required by law, neither Party shall disclose to any third party the terms of this Agreement nor the existence or subject matter of the negotiations or business relationship contemplated under this Agreement. This Agreement is assignable by ITEOS to an Affiliate thereof or in connection with a merger, acquisition or sale of all or substantially all of the assets of ITEOS. The Agreement is otherwise not assignable.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement otherwise remains in full force and effect. No waiver or modification of this Agreement shall be binding upon either Party unless made in writing and signed by both parties, and no failure or delay in enforcing any right shall be deemed a waiver.

Any notice required or authorized to be served hereunder shall be deemed to have been properly served if delivered by hand, or sent by registered or certified mail, or sent by electronic mail if receipt is confirmed, to the Party to be served at the address specified by such Party for that purpose, or, if no such address is specified, at the address given at the head of this Agreement. Notices sent by post shall be deemed to have been delivered within ten (10) days after the date of posting.

This Agreement may be executed in one or more counterparts, which shall be exchanged by the Parties in written form, photocopy, facsimile or electronic reproduction, each of which will constitute one and the same Agreement. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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ITEOS acknowledges that Recipient is in the investment business. This Agreement shall not limit, restrict or impair the ability of Recipient or its Representatives to engage in transactions with respect to securities of any entity so long as such transactions would not violate applicable securities laws and otherwise comply with the terms herein. ITEOS acknowledges and understands that Recipient or its Representatives may now or in the future evaluate, invest in or do business with competitors or potential competitors of ITEOS. Accordingly (and subject to the terms herein), nothing in this Agreement will be construed as a representation or agreement that Recipient or its Representatives will not continue to evaluate, invest in or do business with competitors or potential competitors of ITEOS.

[Signature page follows]

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IN WITNESS WHEREOF, Recipient and ITEOS have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

Tang Capital Management, LLC		iTeos Therapeutics Inc.

By:	/s/ Kevin Tang	By:	/s/ Matthew Gall

Name:	Kevin Tang	Name:	Matthew Gall

Title:	President	Title:	Chief Financial Officer

Date:	June 10, 2025	Date:	June 11, 2025

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